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                                                                    Exhibit 3.25

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         CHAPARRAL STEEL MIDLOTHIAN, LP

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                                   ARTICLE 1.

                            DEFINITIONS; REFERENCES ...................      1
1.1     Definitions ...................................................      1
1.2     References ....................................................      8

                                   ARTICLE 2.

                FORMATION, NAME, PURPOSE, REGISTERED OFFICE,
                          REGISTERED AGENT AND TERM ...................      8
2.1     Formation of the Limited Partnership ..........................      8
2.2     Partnership Name ..............................................      8
2.3     Purpose .......................................................      8
2.4     Principal and Registered Office ...............................      8
2.5     Term of the Partnership .......................................      8

                                   ARTICLE 3.

                     CAPITAL CONTRIBUTIONS; PARTNER LOANS .............      8
3.1     Initial Capital Contributions of General Partner ..............      8
3.2     Initial Capital Contribution of Limited Partner ...............      9
3.3     Authorization of Partner Loans ................................      9
3.4     Additional Capital Contributions ..............................      9

                                   ARTICLE 4.

                         DISTRIBUTIONS AND ALLOCATIONS ................     10
4.1     Distribution of Net Cash Flow .................................     10
4.2     Distribution of Net Proceeds of a Capital Transaction .........     10
4.3     Return of and Interest on Capital Contributions ...............     10
4.4     Payments ......................................................     10
4.5     In-Kind Distributions .........................................     19
4.6     Allocations of Net Profit and Net Loss.........................     10
4.7     Partnership Minimum Gain Chargeback ...........................     12
4.8     Minimum Gain Chargeback for Partner Nonrecourse Debt ..........     12

                                      (i)

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4.9     Qualified Income Offset .......................................     12
4.10    Limit on Loss Allocations .....................................     12
4.11    Net Loss from Partner Nonrecourse Debt ........................     13
4.12    Nonrecourse Deductions ........................................     13
4.13    Code Section 754 Adjustments ..................................     13
4.14    Reversal of Mandatory Allocations .............................     13
4.15    Compliance with Code ..........................................     13
4.16    Tax Allocations -- Code Section 704(c) ........................     13
4.17    Allocation on Transfer ........................................     14
4.18    Minimum Interest of General Partner ...........................     14

                                   ARTICLE 5. .........................     14

5.1     Capital Accounts ..............................................     14
5.2     Adjustment for In-Kind Distributions ..........................     14
5.3     Property Revaluation ..........................................     15
5.4     Interpretation ................................................     15
5.5     Obligation to Repay or Restore ................................     15
5.6     Tax Elections .................................................     16

                                   ARTICLE 6.

                               OPERATING EXPENSES .....................     16
6.1     Operating Expenses and Reimbursements .........................     16

                                   ARTICLE 7.

                   ADMISSION OF PARTNERS; ASSIGNMENT OF INTERESTS .....     16
7.1     Admission of Additional Partners ..............................     16
7.2     Assignment or Transfer of Partnership Interests ...............     17

                                   ARTICLE 8.

                       MANAGEMENT DUTIES AND RESTRICTIONS .............     17
8.1     Powers of General Partner .....................................     17
8.2     Authority as to Third Persons .................................     20
8.3     Compensation and Expenses of the General Partner ..............     20
8.4     Covenants of the General Partner ..............................     21
8.5     Limitations on Authority ......................................     21
8.6     No Withdrawal From Partnership ................................     21

                                   ARTICLE 9.

                         DISSOLUTION OF THE PARTNERSHIP ...............     21
9.1     Dissolution ...................................................     21
9.2     Continuation ..................................................     21
9.3     Events Affecting a Limited Partner ............................     22
9.4     Liquidation Procedures ........................................     22

                                      (ii)

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9.5     Termination ...................................................     23
9.6     No Petition for Dissolution ...................................     23
9.7     Compliance with Timing Requirements of Treasury Regulations ...     23

                                   ARTICLE 10.

                          FINANCIAL ACCOUNTING AND REPORTS ............     23
10.1    Financial and Tax Accounting and Reports ......................     23
10.2    Valuation......................................................     24
10.3    Supervision; Inspection of Books ..............................     24
10.4    Quarterly Reports .............................................     24
10.5    Annual Report; Financial Statements ...........................     24
10.6    Consent in Lieu of Meeting ....................................     24
10.7    Withholding ...................................................     24

                                   ARTICLE 11.

                                OTHER PROVISIONS ......................     25
11.1    Execution and Filing of Documents .............................     25
11.2    Other Instruments and Acts ....................................     25
11.3    Binding Agreement .............................................     25
11.4    Governing Law .................................................     25
11.5    Notices .......................................................     25
11.6    Power of Attorney .............................................     25
11.7    Amendment .....................................................     26
11.8    Entire Agreement ..............................................     27
11.9    Titles; Subtitles .............................................     27
11.10   Exculpation ...................................................     27
11.11   Indemnification of the General Partner ........................     27
11.12   Limitation of Liability of the Limited Partners ...............     27
11.13   Ambiguities ...................................................     27
11.14   No Right to Partition .........................................     28

                                     (iii)

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                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         CHAPARRAL STEEL MIDLOTHIAN, LP

          THIS AGREEMENT OF LIMITED PARTNERSHIP, made and entered into as of this 29th day of February, 1996, by and between Chaparral Steel Texas, Inc., a Delaware corporation (the "General Partner") and Chaparral Steel Company, a Delaware corporation (the "Limited Partner").

          NOW, THEREFORE, the General Partner and the Limited Partner hereby agree to the terms and conditions of this Agreement of Limited Partnership as follows:

                                   ARTICLE 1.

                             DEFINITIONS; REFERENCES

     1.1 Definitions. Unless the context requires otherwise, the following terms shall have the meanings specified in this Section 1.1:

          1.1.1     Act: The Delaware Revised Uniform Limited Partnership Act.

          1.1.2 Additional Capital Contributions: The additional capital contributions described in Section 3.4.

          1.1.3 Adjusted Capital Account Deficit: With respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

                    (a) Credit to such Capital Account any amounts which such Partner (1) is obligated to restore to the Partnership upon liquidation of its interest in the Partnership (or which is so treated pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)) pursuant to the terms of this Agreement or under state law or (2) is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (3) the Partner's share (as determined under Code Section 752) of any recourse indebtedness of the Partnership to the extent that such indebtedness could not be repaid out of the Partnership's assets if all of the Partnership's assets were sold at their respective Book Values as of the end of the Fiscal Year or other period and the proceeds from the sales were used to pay the Partnership's liabilities; and

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                    (b)  Debit to such Capital Account the items described in
                         Sections 1.704-1(b)(2)(ii)(d)(4),
                         1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of
                         the Regulations.

                    The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith. For purposes of clause
                    (a)(3) above, the amounts computed pursuant to clause (a)(1) above for each Partner shall be considered to be proceeds from the sale of the assets of the Partnership to the extent such amounts would be available to satisfy (directly or indirectly) the indebtedness specified in clause (a)(3).

          1.1.4 Affiliate: With respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or interests, by contract, or otherwise.

          1.1.5 Agreement: This Agreement of Limited Partnership of Chaparral Steel Midlothian, LP and any amendments hereto.

          1.1.6     Bankruptcy: A Person shall be deemed bankrupt if:

                    (a) any proceeding is commenced against such Person as "debtor" for any relief under bankruptcy or insolvency laws, or laws relating to the relief of debtors, reorganizations, arrangements, compositions, or extensions and such proceeding is not dismissed within sixty (60) days after such proceeding has commenced, or

                    (b) such Person commences any proceeding for relief under bankruptcy or insolvency laws or laws relating to the relief of debtors, reorganizations, arrangements, compositions, or extensions.

          1.1.7 Book Value: With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                    (a) the initial Book Value of any asset contributed (or deemed contributed under Regulations Section 1.708-1(b)(1)(iv)) by a Partner to the Partnership shall be the asset's gross fair market value at the time of the contribution;

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                    (b)  the Book Value of all Partnership assets shall be
                         adjusted to equal their respective gross fair market values, as determined by the General Partner in its reasonable judgment:

                         (i) if the General Partner reasonably determines an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership as of (1) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution, or (2) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; and

                         (ii) as of the liquidation of the Partnership within
                              the meaning of Regulations Section
                              1.704-1(b)(2)(ii)(g);

                    (c) the Book Value of any Partnership asset distributed to any Partner will be the gross fair market value of the asset on the date of distribution; and

                    (d) the Book Values of Partnership assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Sections 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Book Values will not be adjusted hereunder to the extent that the General Partner determines that an adjustment under clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this clause (d).

                    After the Book Value of any asset has been adjusted under clause (a), clause (b) or clause (d) above, Book Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Net Profit and Net Loss.

          1.1.8 Capital Account: The capital account of a Partner established and maintained in accordance with Section 5.1.

          1.1.9 Capital Contributions: With respect to any Partner, the amount of money actually contributed (or deemed contributed pursuant to Regulations Section 1.704-1(b)(2)(iv)(c)) to the Partnership and the initial Book Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by that Partner (net of any liabilities secured by such property that the Partnership is considered to assume or to take subject to Code Section

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                    752). Any reference in this Agreement to the Capital
                    Contribution of a Partner will include a Capital Contribution made by any prior Partner with respect to the Partnership interest of the Partner.

          1.1.10 Capital Transaction: The sale, exchange or other disposition of all or any portion of the property of the Partnership other than in the ordinary course of business of the Partnership. Capital Transactions include the financing or refinancing of Partnership property which creates excess funds not needed for Operations and which funds, in the opinion of the General Partner, are available for distribution to the Partners.

          1.1.11 Code: The United States Internal Revenue Code of 1986, as now existing or hereafter amended. References to sections of the Code include successor provisions to those sections.

          1.1.12 Depreciation: For each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Book Value using any reasonable method selected by the General Partner.

          1.1.13 Fiscal Year: The period commencing on June 1 of each year and ending on May 31 of such year.

          1.1.14 General Partner: Chaparral Steel Texas, Inc., a Delaware corporation.

          1.1.15 Gross Income: For each Fiscal Year or other period, an amount equal to the Partnership's gross income as determined for federal income tax purposes for such Fiscal Year or period but computed with the adjustments specified in
                    Section 1.1.20(a) and (c).

          1.1.16 Initial Capital Contributions: The Capital Contributions of the General Partner made pursuant to Section 3.1 and the Limited Partners made pursuant to Sections 3.2 and 3.3.

          1.1.17 Limited Partners: Chaparral Steel Company, a Delaware corporation, the transferees pursuant to the Initial Transfer and Subsequent Transfer as defined in Section 7.2.2 hereof, and any other Person who

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                    is admitted to the Partnership as a Limited Partner and
                    shown as a Limited Partner on the books and records of the Partnership.

          1.1.18 Net Cash Flow: All cash funds from operations of the Partnership on hand or on deposit from time to time after
                    (i) payment of all operating expenses payable as of the date in question, (ii) provision for payment of all outstanding and unpaid Partnership obligations due and payable as of the date in question or within sixty (60) days thereafter, and
                    (iii) the establishment of such reasonable reserves as the General Partner, in its sole discretion, deems appropriate for the operating needs of the Partnership. "Net Cash Flow" shall not include or reflect any proceeds received or expenses incurred in connection with a Capital Transaction.

          1.1.19 Net Proceeds of a Capital Transaction: The net proceeds received by the Partnership in connection with a Capital Transaction after payment of all costs and expenses incurred by the Partnership in connection with such Capital Transaction, including, without limitation, brokers' commissions, loan fees, other closing costs, the cost of any alteration, improvement, restoration or repair of Partnership assets necessitated by or incurred in connection with such Capital Transaction, any reserves that the General Partner believes in good faith should be established and the payment of any loans owed by the Partnership to any of the Partners, plus any other loans that should be appropriately paid, as determined by the General Partner in its reasonable discretion.

          1.1.20 Net Profit and Net Loss: For each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

                    (a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

                    (b)  any expenditures of the Partnership described in Code
                         Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profit or Net Loss shall be subtracted from such taxable income or loss;

                    (c) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of such property notwithstanding that the Book Value of such asset differs from its adjusted tax basis;

                    (d)  gain or loss resulting from any adjustment pursuant to
                         Section 1.1.7(b) shall be taken into account as gain or loss from disposition of the asset for purposes of computing Net Profit or Net Loss hereunder;

                    (e) gain or loss resulting from any adjustment attributable to an in-kind distribution of assets to any Partner pursuant to Sections 5.2 shall be taken into account as gain or loss from disposition of the asset for purposes of computing Net Profit or Net Loss hereunder;

                    (f) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period as determined under Regulations Section 1.704-1(b)(2)(iv)(g)(3);

                    (g) the amount of any Gross Income specially allocated to the Partners pursuant to Sections 4.7 through 4.9 and
                         4.14 shall not be included as income or revenue; and

                    (h)  any amount allocated pursuant to Sections 4.11 through
                         4.14 shall not be included as a gain, loss or deduction.

          1.1.21 Net Profit and Net Loss from Capital Transactions: Net Profit and Net Loss including only those items of income, gain, loss and deduction relating to Capital Transactions.

          1.1.22 Net Profit and Net Loss from Operations: Net Profit and Net Loss excluding those items of income, gain, loss and deduction related solely to Capital Transactions.

          1.1.23 Nonrecourse Deductions: Losses, deductions or Code Section 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities of the Partnership. The amount of Nonrecourse Deductions for any Fiscal Year or other period shall be determined in accordance with the provisions of Regulations
                    Section 1.704-2(c).

          1.1.24 Nonrecourse Liability: A nonrecourse liability as defined in Regulations Section 1.752-1(a)(2).

          1.1.25 Operations: All operations and activities of the Partnership other than those related to or consisting of a Capital Transaction.

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          1.1.26    Partner: A Partner of the Partnership, including the General
                    Partner and the Limited Partner.

          1.1.27 Partner Nonrecourse Debt: Any Nonrecourse Liability of the Partnership for which any Partner or related person bears the economic risk of loss under Regulations Section 1.752-2.

          1.1.28 Partner Nonrecourse Debt Minimum Gain: The minimum gain attributable to Partner Nonrecourse Debt as determined under Regulations Section 1.704-2(i)(3).

          1.1.29 Partner Nonrecourse Deductions: Partnership losses, deductions or Code Section 705(a)(2)(B) expenditures attributable to a particular Partner Nonrecourse Debt. The amount of Partner Nonrecourse Deductions for any Fiscal Year or other period shall be determined in accordance with the provisions of Regulations Section 1.704-2(i)(2).

          1.1.30 Partnership: Chaparral Steel Midlothian, LP, a Delaware limited partnership.

          1.1.31 Partnership Certificate: The certificate of limited partnership of the Partnership filed in conformance with the Act.

          1.1.32 Partnership Minimum Gain: The amount computed under Regulations Section 1.704-2(d)(1) with respect to the Partnership's Nonrecourse Liabilities.

          1.1.33 Partnership Percentage or Percentages: The percentages of the Partners as follows:

                         General Partner  1%
                         Limited Partner 99%

          1.1.34 Partnership Term: The period of duration of the Partnership, as set forth in Section 2.5.

          1.1.35 Person: Any individual, partnership, corporation, trust or other legal entity.

          1.1.36 Regulations: The Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          1.1.37    Tax Matters Partner: The General Partner.

          1.1.38 Transfer: Any sale, assignment, transfer, lease or other disposal of property, including without limitation, an interest in the Partnership.

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     1.2  References. Unless otherwise specified herein, references in this
          Agreement to "Section," "Subsection," "Article," or "Exhibit" refer to the sections, subsections, articles, or exhibits in this Agreement.

                                   ARTICLE 2.

                  FORMATION, NAME, PURPOSE, REGISTERED OFFICE,
                            REGISTERED AGENT AND TERM

     2.1 Formation of the Limited Partnership. The General Partner and the Limited Partner hereby form the Partnership as a limited partnership pursuant to and in accordance with the provisions of the Act.

     2.2 Partnership Name. The business of the Partnership will be conducted under the name Chaparral Steel Midlothian, LP or such other name or names as the General Partner may determine.

     2.3 Purpose. The purpose of the Partnership is to (i) manufacture and market steel products; (ii) own, manage, operate, mortgage, sell and otherwise deal with the assets of the Partnership; and, (iii) engage in such other activities as the General Partner shall deem appropriate, to the extent such activities may be carried on under applicable law and are not prohibited by the terms and provisions of this Agreement.

     2.4 Principal and Registered Office. The principal office of the Partnership is at 300 Ward Road, Midlothian, Texas 76065. The General Partner has a business office at the Partnership's principal office. The registered office of the Partnership is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and The Corporation Trust Center is the registered agent of the Partnership. The General Partner may change the principal or registered office or registered agent of the Partnership from time to time. The General Partner may establish, maintain and abandon one or more additional places of business for the Partnership.

     2.5 Term of the Partnership. The term of the Partnership shall commence upon the filing and recording of the Partnership Certificate, and shall continue until December 31, 2046, unless earlier terminated pursuant to the terms of this Agreement.

                                   ARTICLE 3.

                      CAPITAL CONTRIBUTIONS; PARTNER LOANS

     3.1 Initial Capital Contributions of General Partner. Upon the formation of the Partnership, the General Partner has contributed $10.00 to the Partnership.

          Following the formation the General Partner shall contribute one percent (1%) of the manufacturing and operating assets previously held by Chaparral Steel Company (to consist of cash and receivables) to the Partnership. The General Partner shall not otherwise be required to make additional contributions to the Partnership except as provided in Sections 3.4 and 5.5.

     3.2 Initial Capital Contribution of Limited Partner. Upon the formation of the Partnership, the Limited Partner has contributed $990.00 to the Partnership. Following the formation Chaparral Steel Company shall convey to the Partnership as a contribution on behalf of the Limited Partner ninety-nine percent (99%) of the manufacturing and operating assets of Chaparral Steel Company. Such conveyance shall be in lieu of a conveyance to Chaparral Steel Holdings, Inc., a conveyance by Chaparral Steel Holdings, Inc. to Chaparral Steel Trust, and a conveyance by Chaparral Steel Trust to the Partnership. The Limited Partner shall not be required to make additional contributions to the Partnership except as specified in Sections 3.4 and 5.5.

     3.3 Authorization of Partner Loans. Subject to the limitations herein and to other agreements of the Partnership, the General Partner from time to time may cause the Partnership to borrow required amounts from one or more Partners or their Affiliates. Loans made by Partners or Affiliates under this Section 3.3 will not be considered a contribution to the capital of the Partnership, but will constitute indebtedness of the Partnership to the advancing Partner or Affiliate, payable from the first available net cash flow of the Partnership unless otherwise agreed by the lending Partner or Affiliate and, to the extent still unpaid, upon the termination and liquidation of the Partnership. Each loan by a Partner or Affiliate will bear simple interest compounded annually on the unpaid principal balance at the interest rate approved by the General Partner. The Partners will not be personally liable for loans made by Partners or Affiliates under this Section 3.3 or be obligated to make contributions to the capital of the Partnership to repay those loans. Loans made by Partners or Affiliates under this Section 3.3 will be payable only from the assets of the Partnership.

     3.4 Additional Capital Contributions. The Partners may make Additional Capital Contributions to the Partnership from time to time as may be required to meet the demands of the business of the Partnership. The Partners shall contribute such Additional Capital Contributions in cash in proportion to the Partners' Partnership Percentages.

                                   ARTICLE 4.

                          DISTRIBUTIONS AND ALLOCATIONS

     4.1 Distribution of Net Cash Flow. Net Cash Flow shall be distributed among the Partners in accordance with their Partnership Percentages at such times and in such amounts as shall be determined by the General Partner.

     4.2 Distribution of Net Proceeds of a Capital Transaction. Net Proceeds of a Capital Transaction shall be distributed among the Partners in accordance with their Partnership Percentages at such times and in such total amounts as shall be determined by the General Partner.

     4.3 Return of and Interest on Capital Contributions. No Partner is entitled to the return of his Capital Contributions or his Capital Account or to be paid interest in respect of either his Capital Account or any Capital Contribution made by him to the Partnership except as provided in this Agreement.

     4.4 Payments. The amount of any distribution or payment to a Partner whether pursuant to Article 4 or Article 9 hereof may be made in cash or in-kind or partially in cash and partially in-kind in the reasonable discretion of the General Partner or the liquidating trustees, as the case may be, less reasonable reserves established in the reasonable discretion of the General Partner or the liquidating trustees, as the case may be, for known or unknown liabilities of the Partnership.

     4.5 In-Kind Distributions. All distributions of assets in-kind shall be made at Book Value as determined pursuant to Section 5.3 and shall be distributed to the Partners in the same manner as a distribution of Net Proceeds of a Capital Transaction would have been made if such assets had been sold. The Net Profit or Net Loss resulting from distribution will be allocated in accordance with Section 4.6.3 or
          Section 4.6.4, as the case may be.

     4.6  Allocations of Net Profit and Net Loss.

          4.6.1     Net Profit From Operations.

                    (a) If any Net Loss has been allocated to the Partners pursuant to Section 4.6.2 or Section 4.6.4, then Net Profit from Operations shall first be allocated to the Partners, in the same proportions as such Net Loss was allocated, until each Partner's Capital Account balance equals what it would have been had there been no such allocation of Net Loss.

                    (b) After any allocation required pursuant to Section 4.6.1(a), Net Profit from Operations shall be allocated among the Partners in accordance with their Partnership Percentages.

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

          4.6.2     Net Loss From Operations.

                    (a) If any Net Profit has been allocated to the Partners pursuant to Section 4.6.1 or Section 4.6.3, then Net Loss from Operations shall first be allocated to the Partners, in the same proportions as such Net Profit was allocated, until each Partner's Capital Account balance equals what it would have been had there been no such allocation of Net Profit.

                    (b) After any allocation required pursuant to Section 4.6.2(a) Net Loss from Operations shall be allocated among the Partners in proportion to their Capital Accounts until such Capital Account balances equal zero.

                    (c) After any allocation required pursuant to Section 4.6.2(b), Net Loss from Operations shall be allocated to the General Partner.

          4.6.3     Net Profit From Capital Transactions.

                    (a) If any Net Loss has been allocated to the Partners pursuant to Section 4.6.2 or Section 4.6.4, then Net Profit from Capital Transactions shall first be allocated to the Partners, in the same proportions as such Net Loss was allocated, until each Partner's Capital Account balance equals what it would have been had there been no such allocation of Net Loss.

                    (b) After any allocation required pursuant to Section 4.6.3(a), Net Profit from Capital Transactions shall be allocated among the Partners in accordance with their Partnership Percentages.

          4.6.4     Net Loss From Capital Transactions.

                    (a) If any Net Profit has been allocated to the Partners pursuant to Section 4.6.1 or Section 4.6.3, then Net Loss from Capital Transactions shall first be allocated to the Partners, in the same proportions as such Net Profit was allocated, until each Partner's Capital Account balance equals what it would have been had there been no such allocation of Net Profit.

                    (b) After any allocation required pursuant to Section 4.6.4(a) Net Loss from Capital Transactions shall be allocated among the Partners in proportion to their Capital Accounts until such Capital Account balances equal zero.

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

                    (c) After any allocation required pursuant to Section 4.6.4(b), Net Loss from Capital Transactions shall be allocated to the General Partner.

     4.7 Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, if in any Fiscal Year or other period there is a net decrease in the amount of the Partnership Minimum Gain, then each Partner shall first be allocated items of Gross Income for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in such Minimum Gain during such year (as determined under Regulations Section 1.704-2(g)(2)); provided, however, if there is insufficient Gross Income in a year to make the allocation specified above for all Partners for such year, the Gross Income shall be allocated among the Partners in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for such year.

     4.8 Minimum Gain Chargeback for Partner Nonrecourse Debt. Notwithstanding any other provision of this Agreement to the contrary other than
          Section 4.7, if in any year there is a net decrease in the amount of the Partner Nonrecourse Debt Minimum Gain, then each Partner shall first be allocated items of Gross Income for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in such Minimum Gain during such year (as determined under Regulations Section 1.7042(i)(4)); provided, however, if there is insufficient Gross Income in a year to make the allocation specified above for all Partners for such year, the Gross Income shall be allocated among the Partners in proportion to the respective amounts they would have been allocated had there been an unlimited amount of Gross Income for such year.

     4.9 Qualified Income Offset. Notwithstanding any other provision of this Agreement to the contrary (except Sections 4.7 and 4.8 which shall be applied first), if in any Fiscal Year or other period a Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.7041(b)(2)(ii)(d)(4),(5) or (6), such Partner will be specially allocated items of Gross Income in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible.

     4.10 Limit on Loss Allocations. Notwithstanding the provisions of Section 4.6.2, 4.6.4 or any other provision of this Agreement to the contrary, Net Loss (or items thereof) shall not be allocated to a Partner if such allocation would cause or increase such Partner's Adjusted Capital Account Deficit and shall be reallocated to the other Partners, subject to the limitations of this Section 4.10.

     4.11 Net Loss from Partner Nonrecourse Debt. Any Net Loss or deductions attributable to Partner Nonrecourse Debt shall be allocated to the Partner who bears the economic risk of loss with respect to such debt.

     4.12 Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be allocated among the Partners in accordance with their Partnership Percentages.

     4.13 Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

     4.14 Reversal of Mandatory Allocations. In the event that any Gross Income or Net Loss is allocated pursuant to Section 4.7 through 4.10, subsequent Gross Income, Net Profit or Net Loss (or items thereof) will first be allocated (subject to Sections 4.7 through 4.10) to the Partners in a manner which will result in each Partner having a Capital Account balance equal to that which would have resulted had the original allocation of Gross Income or Net Loss (or items thereof) pursuant to Sections 4.7 through 4.10 not occurred.

     4.15 Compliance with Code. The foregoing provisions of this Agreement relating to the allocation of Net Profit and Net Loss are intended to comply with Regulations under Section 704(b) of the Code and shall be interpreted and applied in a manner consistent with such Regulations.

     4.16 Tax Allocations -- Code Section 704(c). In accordance with Code
          Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, solely for tax purposes, will be allocated among the Partners so as to take account of any variation between the adjusted basis to the Partnership of the property for federal income tax purposes and the initial Book Value of the property. If the Book Value of any Partnership asset is adjusted under Section 1.1.7, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the related Regulations. Any elections or other decisions relating to allocations under this
          Section 4.16 will be made in any manner that the General Partner determines reasonably reflects the purpose and intention of this Agreement. Allocations under this Section 4.16 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner's

          Capital Account or share of Net Profit, Net Loss or other items or distributions under any provision of this Agreement.

     4.17 Allocation on Transfer. If any interest in the Partnership is transferred, or is increased or decreased by reason of the admission of a new Partner or otherwise, during any Fiscal Year, the Partnership shall make an interim closing of its books as of the effective date of such date of transfer or admission and shall allocate Net Income or Net Loss or items thereof based on such interim closing. All transfers of interests or admissions or exclusions of Partners occurring at any time during a month shall be deemed effective as of the opening of business on the first day of the subsequent month.

     4.18 Minimum Interest of General Partner. Notwithstanding any indication to the contrary, the General Partner's interest in each item of Partnership income, gain, loss, deduction and credit shall be not less than 1%, except as otherwise required pursuant to Section 704(b) or
          Section 704(c) of the Code.

                                   ARTICLE 5.

                                CAPITAL ACCOUNTS

     5.1 Capital Accounts. A separate capital account ("Capital Account") shall be maintained for each Partner. There shall be credited to each Partner's Capital Account the amount of any cash actually contributed by such Partner to the capital of the Partnership (or deemed contributed pursuant to Regulations Section 1.704-1(b)(2)(iv)(c)), the Book Value of any property contributed by such Partner to the capital of the Partnership (net of any liabilities secured by such property that the Partnership is considered to assume or to take subject to under Code Section 752), such Partner's share of the Net Profit (and all items in the nature of income or gain that are specially allocated to the Partner under Article 4 hereof) of the Partnership and the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner. There shall be charged against each Partner's Capital Account the amount of all cash distributed to such Partner by the Partnership (or deemed distributed pursuant to Regulations Section 1.704-1(b)(2)(iv)(c)), the Book Value of any property distributed to such Partner by the Partnership (net of any liability secured by such property that the Partner is considered to assume or take subject to under Code Section 752), such Partner's share of the Net Loss (and all items in the nature of deduction or loss that are specially allocated to the Partner under Article 4 hereof) of the Partnership and the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership.

     5.2 Adjustment for In-Kind Distributions. If the Partnership at any time distributes any of its assets in-kind to any Partner, the Capital Account of each

          Partner shall be adjusted as contemplated by Section 4.5, as applicable, to account for that Partner's allocable share (as determined under Article 4 above) of the Net Profit or Net Loss that would have been realized by the Partnership had it sold the assets distributed for their respective fair market values immediately prior to their distribution.

     5.3 Property Revaluation. The Capital Accounts shall be adjusted to reflect a revaluation of Partnership property to its fair market value on the date of adjustment upon the occurrence of any of the following events:

          5.3.1 an increase in any new or existing Partner's Partnership Percentage resulting from the contribution of money or property by such Partner to the Partnership including a conversion of debt into Partnership interests,

          5.3.2 any reduction in a Partner's Partnership Percentage resulting from a distribution to such Partner in consideration of all or part of his Partnership interest, unless such distribution is pro rata to all Partners in accordance with their respective Partnership Percentages, and

          5.3.3 whenever else allowed under Regulations Section 1.704-1(b)(2)(iv)(f).

          The adjustments to Capital Accounts shall reflect the manner in which the unrealized Net Profit or Net Loss inherent in the property would be allocated if there were a disposition of the Partnership's property at its fair market value on the date of adjustment.

     5.4 Interpretation. It is the intention of the Partners that the Capital Accounts be maintained strictly in accordance with the capital account maintenance requirements of Regulations under Code Section 704(b). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of the Capital Accounts are intended to comply with such Regulations and shall be interpreted and applied in a manner consistent with such Regulations and any amendment or successor provision thereto. The General Partner also shall make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with the Regulations, so long as such changes would not cause a material change in the relative economic benefits of the Partners under this Agreement.

     5.5 Obligation to Repay or Restore. If the Limited Partner has received distributions of Net Cash Flow or Net Proceeds of a Capital Transaction, it may be obligated under the Act to repay or restore to the Partnership all or a portion of the amount received if such distributions cause the fair market value of the Partnership's assets to be less than the Partnership's liabilities. Subject to the foregoing requirement, the Limited Partner shall not be required to pay to the Partnership or to any other Partner any deficit or negative balance which may exist from time to time in its Capital Account;

          provided, however, in the event the Limited Partner erroneously receives distributions in excess of his interest in such distributions as specified in Sections 4.1, 4.2 and 4.3 hereof ("Excess Distributions"), then, as between the Partners but not for the benefit of other Persons, such Partner shall be indebted to the Partnership for such Excess Distributions, and such indebtedness shall be payable on terms or on demand as may be prescribed by the General Partner. The General Partner shall contribute, prior to the dissolution and liquidation of the Partnership, an amount equal to the lesser of (a) an amount which will cause the total Capital Contributions made by the General Partner during the Partnership Term to equal one percent (1%) of the total Capital Contributions made to the Partnership (including the Capital Contribution to be made by the General Partner pursuant to this Section 5.5), or (b) the deficit balance in its Capital Account as of the date of such dissolution and liquidation.

     5.6 Tax Elections. The General Partner is authorized, in its reasonable discretion, to make all elections permitted or required of the Partnership under Regulations Section 1.704-1, Code Section 754 and any other provisions of the Code.

                                   ARTICLE 6.

                               OPERATING EXPENSES

     6.1 Operating Expenses and Reimbursements. The Partnership shall bear (or reimburse the General Partner for its payment of) all costs and expenses of every kind and description incurred in connection with the organization, operation, liquidation and dissolution of the Partnership including, but not limited to, travel expenses, fees of consultants, accountants, and attorneys, fees and expenses of the preparation of quarterly unaudited financial statements, the annual audit, if any, and tax returns of the Partnership, interest on indebtedness of the Partnership, and fees and expenses incurred in any litigation by or against the Partnership.

                                   ARTICLE 7.

                 ADMISSION OF PARTNERS; ASSIGNMENT OF INTERESTS

     7.1 Admission of Additional Partners. Other than Chaparral Steel Holdings, Inc., a Delaware corporation and Chaparral Steel Trust, a Delaware business trust, which shall be admitted to the Partnership pursuant to the provisions of Section 7.2.2 hereof, no additional partners shall be admitted to the Partnership.

     7.2  Assignment or Transfer of Partnership Interests.

          7.2.1 Except as provided in Section 7.2.2, no Partner shall sell, assign, pledge, mortgage, or otherwise dispose of or Transfer, in whole or in part, its Partnership interest or its share of the Partnership's capital, assets or property or enter into any agreement, the result of which would be for another Person to become directly or indirectly interested in the Partnership.

          7.2.2 The Partnership interest of Chaparral Steel Company may be transferred to Chaparral Steel Holdings, Inc. (the "Initial Transfer") and the same Partnership interest may be transferred by Chaparral Steel Holdings, Inc. to Chaparral Steel Trust (the "Subsequent Transfer"). Upon the effective time of the Initial Transfer, Chaparral Steel Company shall withdraw from the Partnership and Chaparral Steel Holdings, Inc. shall be admitted as a Partner with the same Partnership interest as Chaparral Steel Company and upon the effective time of the Subsequent Transfer Chaparral Steel Holdings, Inc. shall withdraw and Chaparral Steel Trust shall be admitted as a Partner with the same Partnership interest as Chaparral Steel Holdings, Inc..

                                   ARTICLE 8.

                       MANAGEMENT DUTIES AND RESTRICTIONS

     8.1  Powers of General Partner.

          8.1.1 General Authority of the General Partner. The business and affairs of the Partnership will be managed exclusively by the General Partner. Except as otherwise expressly provided in this Agreement with respect to matters requiring the approval of the Limited Partner, all determinations relating to the business and affairs of the Partnership will be made by the General Partner in its sole discretion and will not give rise to any right or claim by any Partner or the Partnership unless made in violation of an express provision of this Agreement. Except as otherwise provided herein, the General Partner will have complete authority to take, in its own name or in the name of the Partnership, any action that the General Partner determines to be appropriate under this Agreement or for the conduct of the business of the Partnership, including without limitation the actions specified in Section 8.1.2. All decisions and actions taken by the General Partner under the authority of this Section
                    8.1 will be binding upon all of the Partners and the Partnership.

          8.1.2 Specific Authority of General Partner. Except as otherwise expressly set forth in this Agreement, the General Partner shall have all rights and powers of a general partner under the Act. Subject to the limitations contained in Section 8.1.3, the authority of the General Partner to manage the business and affairs of the Partnership will include complete authority:

                    (a) To acquire, dispose of, lease or exchange assets of the Partnership;

                    (b) To borrow money or otherwise create or assume indebtedness for the Partnership;

                    (c) To create an Encumbrance on all or any part of the Partnership's assets in order to secure loans or advances to or assumed by the Partnership or any Person in which the Partnership has a direct or indirect interest, or any obligation of the Partnership or any Person in which the Partnership has a direct or indirect interest, or for any other Partnership purpose;

                    (d) To execute and deliver for the Partnership agreements and other instruments (including, without limitation, instruments creating an Encumbrance on Partnership assets) for any purpose authorized by clause (c), including without limitation agreements and instruments in connection with loans or the Transfer of assets of the Partnership;

                    (e) To collect all income of the Partnership and to satisfy all obligations of the Partnership, including without limitation expenses of the General Partner relating to the Partnership described in Article 6 and Section 8.4 and the indemnification obligations arising under
                         Section 11.11;

                    (f) To prepare or cause to be prepared and file all tax returns for the Partnership (but not the tax returns or other reports of the Partners);

                    (g) To make all tax elections for the Partnership, including without limitation any special basis adjustments under Section 754 of the Code, provided that the Partner requesting any Section 754 election must agree to reimburse the Partnership for any costs incurred by the Partnership in making the election or in maintaining or preparing any additional records or reports in connection with the election;

                    (h) To prosecute, defend and settle legal, arbitration or administrative proceedings on behalf of or against the Partnership;

                    (i) To manage and maintain the assets of the Partnership or any Person in which the Partnership has a direct or indirect interest;

                    (j) To establish separate bank accounts for the deposit of monies received on behalf of the Partnership and to disburse all funds on deposit on behalf of the Partnership in amounts and at times as required in connection with the business of the Partnership;

                    (k) To procure and maintain insurance against risks and in amounts determined to be appropriate by the General Partner, including without limitation insurance under which the General Partner and its partners, agents and affiliates are insureds;

                    (1) To advance funds of the Partnership to any Person in which the Partnership has a direct or indirect interest;

                    (m) To do or cause to be done any other act which the General Partner considers to be appropriate to carry out any of its powers or in furtherance of the purposes or character of the Partnership;

                    (n) To establish such reserves from Partnership funds as the General Partner, in its sole discretion, may deem necessary or advisable for Partnership operations and for the payment of Partnership obligations;

                    (o) To exercise all rights, powers, privileges and other incidents of ownership or possession with respect to any Partnership assets, including, without limitation, voting equity or debt securities held by the Partnership;

                    (p) To consult with legal counsel, independent public accountants, real estate brokers and other consultants selected by the General Partner on behalf of the Partnership;

                    (q) To take all action which may be necessary or appropriate for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partner or to enable the Partnership to conduct the business in which it is engaged;

                    (r) To resolve, in its sole discretion, any ambiguity regarding the application of any provision of this Agreement in the manner it deems equitable, practicable and consistent with this Agreement and applicable law; and,

                    (s) To do such other acts as the General Partner may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Partnership.

          8.1.3     Actions Requiring Limited Partner Approval. Notwithstanding
                    Section 8.1.2, the General Partner may not, without the written consent of the Limited Partner take or commit to take any of the following actions:

                    (a) Transfer all or substantially all of the Partnership's assets, whether in one transaction or a series of related transactions;

                    (b) Effect the reorganization, merger or consolidation of the Partnership with any other entity.

                    (c)  Any act in contravention of this Agreement;

                    (d) Any act which would make it impossible to carry on the ordinary business of the Partnership, other than a Transfer of all or substantially all of the assets of the Partnership authorized under Section 8.1.3(a) or a reorganization, merger or consolidation authorized under Sections 8.1.3(b);

                    (e) Confess a judgment against the Partnership except in connection with the settlement of an action or proceeding; or,

                    (f) Incur any debt, on behalf of the Partnership or otherwise, for which the Limited Partner shall be directly or personally liable to any extent.

     8.2 Authority as to Third Persons. Notwithstanding Section 8.1.3, the signed statement of the General Partner reciting that it has the authority or necessary approval of the Limited Partner for any action, as to any third Person, will be conclusive evidence of the authority of the General Partner to take that action and of compliance with
          Section 8.1.3, if applicable. The Limited Partner will promptly execute instruments determined by the General Partner to be appropriate to evidence the authority of the General Partner to consummate any transaction permitted by this Agreement.

     8.3 Compensation and Expenses of the General Partner. The General Partner will not receive any compensation from the Partnership for serving as General Partner, but all expenses incurred by the General Partner in connection with its service as General Partner (including without limitation charges for legal, accounting, data processing, administrative, executive, tax and other services rendered) will be paid or promptly reimbursed by the Partnership. Nothing contained in this Section 8 is intended to affect the distributions to the General Partner or the amounts that may be payable to the General Partner by reason of its interest in the Partnership.

     8.4 Covenants of the General Partner. The General Partner shall devote such time, effort, and attention as may be reasonably necessary, advisable, or appropriate to manage and direct the operations, business and affairs of the Partnership.

     8.5 Limitations on Authority. The authority of the General Partner over the conduct of the operations, business, and affairs of the Partnership shall be subject only to the Act and such further limitations as are expressly stated in this Agreement.

     8.6 No Withdrawal From Partnership. Except as contemplated by this Agreement, no Partner may withdraw from the Partnership at any time.

                                   ARTICLE 9.

                         DISSOLUTION OF THE PARTNERSHIP

     9.1 Dissolution. The Partnership shall be dissolved upon the happening of any of the following events:

          9.1.1     the expiration of the Partnership Term;

          9.1.2 with the prior consent of the General Partner and the Limited Partner;

          9.1.3     the Bankruptcy or dissolution of the General Partner;

          9.1.4 the sale or distribution of all or substantially all of the assets of the Partnership;

          9.1.5 A Partner sells, assigns, Transfers, pledges or otherwise disposes of or encumbers, directly or indirectly, all or any part of its interest, except as permitted in this Agreement, or allows such sale, assignment, transfer, pledge, disposition or encumbrance to occur.

          9.1.6 the occurrence of any other event causing the dissolution of a limited partnership under the laws of the State of Delaware.

     9.2 Continuation. Upon the Bankruptcy, dissolution or removal of the General Partner, the business of the Partnership will be continued if within 90 calendar days the Limited Partner elects by written action to continue the business of the Partnership and designate one or more Persons to be a General Partner of the Partnership. If the business of the Partnership is continued, the interest of the General Partner will be converted to that of a limited partner. If the Limited Partner fails to continue the Partnership's business as provided in this
          Section 9.2, the Partnership will be liquidated under Section 9.4.

     9.3 Events Affecting a Limited Partner. The Bankruptcy, liquidation, dissolution, reorganization, merger, sale of substantially all the stock or assets of, or other change in the ownership or nature of the Limited Partner shall not dissolve the Partnership.

     9.4  Liquidation Procedures.

          9.4.1 Upon dissolution of the Partnership the General Partner or, if there is no General Partner, such Person or Persons as the limited Partner shall designate as liquidating trustees shall commence immediately to wind up the affairs of the Partnership. The General Partner or such liquidating trustees shall use their best judgment as to when to dispose of the Partnership's assets or to make distributions in-kind in order to maximize the return to the Partners from such assets.

          9.4.2 The assets of the Partnership remaining after payment of the costs and expenses of winding up shall be applied in the following priority:

                    (a) To payment of the costs and expenses of the winding up, liquidation and termination of the Partnership;

                    (b) to the creditors of the Partnership, other than Partners, all amounts due them from the Partnership in the order of priority established by law;

                    (c) to the Partners, all amounts due them in repayment of any loans to the Partnership pursuant to Section 3.3;

                    (d) To the establishment of any reserves deemed appropriate by the General Partner or liquidating trustees for any liabilities or obligations of the Partnership, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the General Partner or liquidating trustees deems appropriate, will be distributed in the manner provided in Section 9.4.2(e); and,

                    (e) To the payment to the Partners of the positive balances in their respective Capital Accounts, pro rata, in proportion to the positive balances in those Capital Accounts after giving effect to all allocations and distributions under Article 4 for all prior periods, including the period during which the process of liquidation occurs.

                    If the General Partner or the liquidating trustees, in their sole discretion, deem it not feasible or desirable to liquidate to each Partner its allocable share of each asset to be distributed in-kind, the General Partner or the liquidating trustees may allocate and distribute specific assets to one or more Partners as the General Partner or the liquidating trustees shall reasonably determine to be fair and equitable, taking into consideration, among other things, the value of the assets, the indebtedness secured by the assets and the tax consequences of the proposed distribution upon each of the Partners. Any distributions in-kind shall be subject to such conditions relating to the disposition and management thereof as the General Partner or the liquidating trustees deem reasonable and equitable.

     9.5 Termination. The Partnership shall terminate when all property owned by the Partnership has been disposed of, and any proceeds from the sale or other disposition of all of the Partnership property, after payment of or provision for all liabilities to creditors of the Partnership, has been distributed to the Partners.

     9.6 No Petition for Dissolution. The Partners agree that irreparable damage would be done to the goodwill and reputation of the Partnership if any Partner should bring an action in any court to dissolve the Partnership and to have a liquidator or receiver for the Partnership appointed. Care has been taken in this Agreement to provide what the parties feel is fair and just payment in liquidation of the interest of all Partners. Accordingly, each Partner hereby waives and renounces its right to file or pursue any such petition for dissolution of the Partnership or the partition of any Partnership property, or to seek the appointment by any court of a liquidator or receiver for the Partnership.

     9.7 Compliance with Timing Requirements of Treasury Regulations. Notwithstanding anything in this Article 9 to the contrary, in the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions will be made to the Partners who have positive Capital Account balances pursuant to
          Section 9.4 in a manner that complies with Regulations Section 1.704-1(b)(2)(ii)(b)(2). However, a liquidation occurring as a result of a Partnership termination, as defined in Section 708(b)(1)(B) of the Code, will not require an actual distribution of Partnership assets, but will instead be treated as a constructive liquidation and reformation in the manner described in Regulations Section 1.708-1(b)(1)(iv).

                                   ARTICLE 10.

                        FINANCIAL ACCOUNTING AND REPORTS

     10.1 Financial and Tax Accounting and Reports. The tax returns of the Partnership shall be filed on an accrual basis. The General Partner shall cause the Partnership's tax returns to be prepared and a Schedule K-1 or any successor form to be prepared and delivered in a timely manner to each of the Partners. In the event of an income tax audit of the Partnership or any

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

          judicial or administrative proceeding in connection with the income tax returns of the Partnership, the Tax Matters Partner shall be authorized to act for and, to the extent provided by the Code, its decision shall be binding upon the Partnership and the Partners. The books and records of the Partnership shall be kept in accordance with generally accepted accounting principles.

     10.2 Valuation. The valuation of the assets of the Partnership for the purpose of valuing distributions in-kind made pursuant to Section 4.5 or Section 9.4 of this Agreement and for any other purpose shall be the fair market value as determined by the General Partner in good faith, and such determination will be binding on the Partners.

     10.3 Supervision; Inspection of Books. Proper and complete books of account of the business of the Partnership shall be kept under the supervision of the General Partner at the principal place of business of the Partnership. Such books shall be open to inspection by the Limited Partner, or its accredited representatives, at any reasonable time during normal business hours.

     10.4 Quarterly Reports. The General Partner shall transmit to the Limited Partner within thirty (30) days after the close of each quarter, or as soon as practicable thereafter, summary financial information of the Partnership prepared in accordance with the accrual method of accounting from its books without audit and subject to year-end adjustments.

     10.5 Annual Report; Financial Statements. The General Partner shall transmit to the Limited Partners within one hundred twenty (120) days after the close of each Fiscal Year, or as soon as practicable thereafter, financial statements of the Partnership prepared in accordance with the accrual method of accounting, including an income statement for the year then ended, a balance sheet as of the end of such year, and a statement of changes in the Partners' Capital Accounts. If the General Partner, in its sole discretion, determines that audited financial reports are appropriate, then the financial statements shall be audited by an independent public accounting firm selected by the General Partner.

     10.6 Consent in Lieu of Meeting. Any action which may be taken by the Partners at a meeting may be effected through the execution of written consents by the requisite Partnership Percentage of the Partners.

     10.7 Withholding. Notwithstanding any provision in this Agreement to the contrary, the General Partner may withhold from any distribution or amount due to the Limited Partner any amounts required to be withheld pursuant to any applicable federal, state, or local tax requirements, with such withheld amount treated as if it was distributed to the Limited Partner. The determination of the General Partner as to the necessity of such withholding shall be binding upon the Limited Partner.

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

                                   ARTICLE 11.

                                OTHER PROVISIONS

     11.1 Execution and Filing of Documents. The General Partner and the Limited Partner (or the General Partner as the Limited Partner's attorney-in-fact) shall execute and file such certificates and other documents as may be required by the Act and other applicable laws. The General Partner shall cause the Partnership to be qualified, formed, reformed or registered under the limited partnership laws, assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership owns property or transacts business if such qualification, formation, reformation or registration is necessary in order to protect the limited liability of the Limited Partner or to permit the Partnership lawfully to own property or transact business as a limited partnership. The General Partner shall execute, file and publish all such certificates, notices, statements or other instruments appropriate to conduct the business of the Partnership and to maintain the limited liability of the Limited Partner.

     11.2 Other Instruments and Acts. The Partners agree to execute any other instruments or perform any other acts that are or may be necessary to effectuate and carry on the Partnership created by this Agreement.

     11.3 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the permitted transferees, successors, assigns, and legal representatives of the Partners.

     11.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

     11.5 Notices. Any notice or other communication that one Partner desires to give to another Partner or the Partnership or that the Partnership desires to give to a Partner shall be in writing, and shall be deemed effectively given upon (i) personal delivery, (ii) transmission by facsimile or (iii) the third business day following deposit in any United States mail box, by registered or certified mail, postage prepaid, addressed, in the case of a Partner, to the Partner at the address shown on the books and records of the Partnership or at such other address as a Partner may designate by fifteen (15) days' advance notice to the other Partners and, in the case of the Partnership, to its principal office designated in Section 2.4.

     11.6 Power of Attorney. The Limited Partner appoints the General Partner its attorney-in-fact, with full power of substitution and re-substitution, to execute in the Partner's name and deliver:

                    (a) A Partnership Certificate and any amendments to the Partnership Certificate that the General Partner deems appropriate;

                    (b) Any instrument that the General Partner deems appropriate in order to qualify the Partnership to do business in any jurisdiction and any other instrument relating to the qualification or registration of the Partnership or the use of an assumed or fictitious name that the General Partner deems appropriate;

                    (c) All certificates and other instruments that may be appropriate to effect the dissolution and termination of the Partnership under Article 9;

                    (d) All reports, forms and schedules that the General Partner determines appropriate to file with any governmental body in connection with any Partnership activity,

                    (e) Any amendment to this Agreement appropriate to reflect the Transfer of a Partnership interest permitted by this Agreement, or the admission to, or withdrawal from, the Partnership of a Partner permitted by this Agreement, the conversion of a General Partner interest into a Limited Partner interest as provided in this Agreement or any Capital Contribution permitted by this Agreement; and,

                    (f)  Any amendment to this Agreement authorized under
                         Section 11.7.

          The power of attorney granted under this Section 11.6 is coupled with an interest and is irrevocable and will survive the death, dissolution, bankruptcy and withdrawal from the Partnership of any Partner or the Transfer of its Partnership interest

     11.7 Amendment.

          11.7.1 Except for such amendments as result from the operation of the various provisions of this Agreement, this Agreement may be amended only with the written consent of the Limited Partners and the General Partner.

          11.7.2 The General Partner, acting alone, may make ministerial changes in the Partnership Agreement for the purpose of correcting errors and inconsistencies and to comply with federal, state and local rules, regulations and laws, provided that the liability of the Limited Partner for Partnership debts shall not be increased by such amendment nor shall the right of the Limited Partner to Partnership allocations or distributions be adversely affected thereby.

     11.8 Entire Agreement. This Agreement shall constitute the entire agreement of the Partners and supersede all prior agreements between the Partners with respect to the Partnership.

     11.9 Titles; Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in the interpretation of this Agreement.

     11.10 Exculpation. Neither the General Partner, nor any of its officers, directors, employees, agents, or Affiliates, shall be liable to the Limited Partner or the Partnership for any action taken or failure to act on behalf of the Partnership within the scope of authority conferred on the General Partner by this Agreement, or by law, or done in reliance in good faith on the opinion of legal counsel, except in the case of (i) its willful breach of a material provision of the Act or this Agreement; (ii) the breach of its fiduciary responsibilities to the Partnership or the Limited Partner, or, (iii) its gross negligence in connection with the business and affairs of the Partnership.

     11.11 Indemnification of the General Partner. The Partnership, to the extent of its assets legally available for that purpose, will indemnify and hold harmless the General Partner and any partner, shareholder, director, officer, agent, affiliate and professional or other advisor of the General Partner (collectively, the "Indemnified Persons"), from and against any and all loss, damage, expense (including without limitation reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Partnership, except to the extent that the loss, damage, expense or liability results from (a) the Indemnified Person's gross negligence, willful misconduct or knowing violation of law, or (b) the Indemnified Person's breach of any fiduciary responsibilities to the Partnership or the Limited Partner. These indemnification rights are in addition to any rights the Indemnified Persons may have against third parties.

          Notwithstanding anything in this Agreement to the contrary, no Partner shall be obligated to contribute any amount to the Partnership in order to satisfy the Partnership's indemnification obligations under this Section 11.11, such obligations being limited at all times to the assets of the Partnership.

     11.12 Limitation of Liability of the Limited Partners. No Limited Partner shall be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Partnership in excess of its Capital Contributions to the Partnership plus such additional amounts determined pursuant to Section 5.5.

     11.13 Ambiguities. The General Partner shall have full power and authority to resolve questions of interpretation and construction arising under this

          Agreement, and its resolution of such ambiguities or questions shall be final and binding on the Partnership and all of its Partners and their permitted transferees, successors, assigns and legal representatives.

     11.14 No Right to Partition. Each Partner hereby irrevocably waives any and all rights that it may have to maintain or institute an action for partition of the Partnership assets.

     IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first above written.

                                              GENERAL PARTNER:

                                              CHAPARRAL STEEL TEXAS, INC.


                                              By: /s/ Illegible
                                                  ------------------------------
                                                  Its: Illegible


                                              LIMITED PARTNER:

                                              CHAPARRAL STEEL COMPANY


                                              By: /s/ Illegible
                                                  ------------------------------
                                                  Its: Illegible